Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
April 3, 2006	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon to Sell Caribbean and Latin American Telecom

Operations in Three Transactions Valued at $3.7 Billion

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today announced that it has reached definitive agreements to sell its Caribbean and Latin American telecommunications operations in three separate transactions to América Móvil, S.A. de C.V. (NYSE:AMX), a wireless service provider throughout Latin America, and a company owned jointly by Teléfonos de México (Telmex, NYSE:TMX), Mexico’s leading full-service telecommunications company, and América Móvil. The transactions have an aggregate value of approximately $3.7 billion.

Verizon has agreed to sell its interests in telecommunications providers in the Dominican Republic, Puerto Rico and Venezuela. Verizon owns 100 percent of Verizon Dominicana, a 52 percent interest in Telecomunicaciones de Puerto Rico, Inc. (Puerto Rico Telephone ), and a 28.5 percent interest in Compañía Anónima Nacional Teléfonos de Venezuela (CANTV, NYSE:VNT).

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Verizon Chairman and CEO Ivan Seidenberg said, “For Verizon, these transactions are a natural step in the evolution of our growth and shareholder value creation strategies.

“Over the years, our investments in the Caribbean and Latin America have been a source of solid financial performance, but today they represent a small part of our revenue base that is less aligned with our core business focus and future growth. While these transactions deliver value to Verizon shareholders and improve our financial flexibility, we are also providing for the control of the three companies by well-regarded, highly qualified operators with significant operations in the region.”

The three properties serve a combined total of more than 15 million wireless, wireline and broadband customers in the three countries and have approximately 17,000 employees.

Details of the Transactions

América Móvil has agreed to purchase Verizon’s interest in Verizon Dominicana, which provides telecommunications services to more than 2.7 million wireless, wireline and broadband customers.

América Móvil has also agreed to purchase Verizon’s 52 percent interest in Puerto Rico Telephone. Headquartered in San Juan, Puerto Rico Telephone is a full-service telecommunications provider for approximately 1.6 million customers, including nearly 500,000 wireless customers.

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The other shareholders in Puerto Rico Telephone — Popular, Inc. (13 percent), the Puerto Rico government (28 percent) and the company’s employee stock ownership plan (7 percent) — have the right to sell their shares to the buyer on substantially the same terms as Verizon.

An entity jointly owned by América Móvil and Telmex has agreed to purchase Verizon’s indirect interest in CANTV, which is based in Caracas. The buyer has also agreed, subject to regulatory approvals, to make a tender offer for any and all of the remaining shares of CANTV.

Each transaction is subject to separate regulatory approvals in the various jurisdictions. Each proposed sale is a separate transaction, and none of the sales is contingent on the closing of any of the other transactions.

These transactions will not affect the international operations of Verizon Business, a leading provider of advanced communications and information technology solutions to large business and government customers, with a network reach that extends to 150 countries and more than 2,700 cities on six continents.

Lehman Brothers Inc. acted as Verizon’s exclusive financial advisor in these transactions.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 51.3 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving home, business and wholesale customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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Verizon News Release, page 4

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.